Exhibit 13.19

Hi Brian, sorry for the slow response and thank you for your patience. The launch of Props on Peerstream apps, scheduled to launch on Q3, was delayed by a couple of months as Peerstreram continues to enhance their Props implementation. You can learn about the details of their upcoming Props implementation in Props' Preliminary Offering Circular (amendment), updated publicly on September 27, 2019 (you can see many of the details on Annex A, starting on page 151). Here's the specific link: https://www.sec.gov/Archives/edgar/data/1725129/000162827919000314/younow1-apos.htm
+Please read disclaimer in the pinned post
Pinned post:
PROPS Project, [01.10.19 18:04]
Quarterly update, 2019.10.01: Since July’s SEC qualification made Props the first approved consumer-focused crypto token, over 550,000 users have earned Props and benefit from its utility, Coinbase Custody added Props to its exclusive list of assets available for custody, and the Props Network has been spotlighted by a number of industry leading publications.
Please read pinned post for additional details and updates.
Please read important legal disclaimer: The Securities and Exchange Commission (SEC) has qualified the offering statement that we have filed with the SEC. The information in that offering statement is more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing. The offering is being made only by means of its offering statement. This document shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. An indication of interest involves no obligation or commitment of any kind. Any person interested in investing in any offering of Props Tokens should review our disclosures and the publicly filed offering statement and the final offering circular that is part of that offering statement at http://offeringcircular.propsproject.com. YouNow is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.
Forward-looking statements: This communication contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this document include, but are not limited to, statements about our plans for developing the platform and future utility for the Props Token, our Reg A+ offering and launch of our network, and collaborations and partnerships. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results or performance to be materially different. More information on the factors, risks and uncertainties that could cause or contribute to such differences is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion & Analysis” sections of our offering statement on Form 1-A. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.

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Props website: https://propsproject.com/
Props blog: https://blog.propsproject.com/
Connecting Props to your YouNow account: https://youtu.be/9kb88TQ-rxc
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Our Telegram team’s normal working hours are 9:00am-6:00pm ET Monday through Friday. We will do our best to respond to inquiries in a timely manner. Thank you for your questions and comments!
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PROPS Project, [01.10.19 18:04]
Over 550,000 Props users: Since Props became the first consumer-focused crypto token qualified by the SEC in July, the PropsChain went live, the Protocol Rewards Engine began minting tokens daily, and users began earning and using Props in YouNow, the first app on the Props Network. Over 550,000 users have earned Props and benefit from its utility—and that number is growing by the day. These Props holders enjoy a number of in-app benefits, some of which you can track in the video demonstration linked below. Since Props launched in-app, a range of key YouNow engagement metrics have demonstrated consistent and positive growth, including a 22% increase in streaming hours by the app’s professional content creators. By granting active community members unique in-app benefits and a financial stake in the network they're helping to grow, Props is successfully driving network value back to the very users who create it. Props Demo : https://vimeo.com/353462399
Props added to Coinbase Custody: This summer, Coinbase added Props to the exclusive list of assets available for custody through Coinbase Custody, a platform that stores cryptocurrency for institutional clients. In parallel, YouNow has integrated Coinbase Wallet as the default storage solution offered to YouNow users. While any ERC-20 compatible wallet can be connected to YouNow and future Props apps, Coinbase Wallet enjoys a tight integration that ensures a smooth UX for Props users. We strive to build the world’s largest network of token users, utilizing Props across many apps, and the simplicity of the wallet experience is key. Props Co-Founder, Yonatan Sela, sits down with Cheddar to explain the partnership with Coinbase (https://cheddar.com/media/coinbase-custody-to-list-props-token).
Props in the press: Props has been highlighted in a number of industry leading publications, since becoming the first consumer-focused cryptocurrency qualified by the SEC. Check out the press coverage at TechCrunch (https://techcrunch.com/2019/07/11/props-reg-a-token/), CoinDesk (https://coindesk.com/coinbase-custody-to-list-younows-props-token), and others. Props Co-founder Adi Sideman also joined Pomp's podcast Off the Chain (https://open.spotify.com/episode/1iS3r5EEAEWZvOMCmGokSp) for a wonderful interview about our journey to this point and the future of Props.
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Chinese community members — We’ve launched chat groups for Chinese language speakers. You are welcome to join us on WeChat and QQ. Instructions for joining can be found here: propsproject.com/chinese-groups | 加入我们的中文群. 微信, QQ: propsproject.com/chinese-groups
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